Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-290661) of Namib Minerals (the Company) of our report dated April 2, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 20-F.

/s/ BDO South Africa Incorporated

BDO South Africa Incorporated
Johannesburg, South Africa

Date: April 2, 2026